Exhibit 99

CIMA LABS Announces First-Quarter Financial Results; Patient
Enrollment Begins in OraVescent Fentanyl Phase III Clinical Trials

    EDEN PRAIRIE, Minn.--(BUSINESS WIRE)--May 6, 2004--CIMA LABS INC. (NASDAQ: CIMA) today reported financial results for the first quarter ended March 31, 2004.

    For the first quarter of 2004:

    -- Revenues were $15.7 million, compared with $16.7 million in the first quarter of 2003 and $20.8 million in the sequential fourth quarter of 2003.

    -- The Company's operating income was $198,000, compared with operating income of $3.9 million in the first quarter last year. CIMA reported an operating loss of $10.6 million for the sequential fourth quarter of 2003.

    -- The Company's net income was $53,000, or $0.00 per diluted share, compared with net income of $3.2 million, or $0.22 per diluted share, for the first quarter of 2003. CIMA reported a net loss of $9.8 million, or $(0.67) per share, for the sequential fourth quarter of 2003.

    Operating income for the first quarter of 2004 includes $1.2 million in expenses related to the Company's proposed merger with Cephalon, Inc. (NASDAQ: CEPH). Under generally accepted accounting principles (GAAP), CIMA is required, as the accounting acquiree, to expense costs related to the merger as they are incurred. Certain of these costs are not considered tax deductible for financial reporting purposes.
    Excluding these merger-related expenses, pro forma operating income for the first quarter of 2004 was $1.4 million (9.0 percent of revenues), compared with $3.1 million (15.0 percent of revenues), for the sequential fourth quarter of 2003. Excluding merger-related expenses and assuming a normalized tax rate of 37.5 percent, pro forma net income for the first quarter of 2004 was $1.3 million, or $0.08 per diluted share, compared with $2.3 million, or $0.16 per diluted share, for the sequential fourth quarter of 2003.
    CIMA's pro forma operating income, pro forma net income, and pro forma net income per diluted share are not based on GAAP. The Company believes such non-GAAP information provides investors with an additional means of measuring corporate performance and a consistent basis for comparing CIMA's results for the first quarter of 2004 with results for prior quarters. Within this news release, the Company has included tables that provide a reconciliation of these pro forma measures to comparable measures reported under GAAP.

    Operations Review

    "CIMA's partner-driven and proprietary businesses continued to perform well in the first quarter," said Steven B. Ratoff, chairman and interim CEO. "Revenue generated by two of our top three products -- Organon's Remeron SolTabs and AstraZeneca's Zomig ZMT -- increased by a combined $2.0 million from the first quarter of 2003. Remeron SolTabs remained strong despite generic competition in the United States, suggesting that Organon is having success with its European initiatives. Revenues from Wyeth declined from a year ago, as we were shipping launch quantities of Alavert during the first quarter of 2003."
    "Meanwhile, we made good progress in our OraVescent Fentanyl development activity, initiating patient enrollment slightly ahead of our second-quarter target. As we previously disclosed, we are on track toward an OraVescent Fentanyl regulatory submission in 2005 and a potential commercial launch in 2006," said Ratoff.
    Stated Chief Operating Officer John Hontz, Ph.D., "Our capacity expansion remained on schedule and on budget during the first quarter, and we expect our third blister-packaged production line to be operational by the middle of 2004. As a result, we will be able to return to normal operations and cut back to a five-day workweek while still meeting our partners' current production needs. Looking ahead, due to the long lead times involved, we have placed an initial order totaling $5 million in equipment for additional production capacity, including requirements for CIMA's OraVescent Fentanyl."

    Financial Review

    Stated Chief Financial Officer James Hawley, "CIMA's first-quarter revenue was on target. We reported better than expected bottom-line results due to lower than anticipated R&D spending, stronger gross profit on product sales based on a favorable product mix, and tight operating expense controls. As a consequence, CIMA reported operating income of $198,000 during the first quarter, versus the $3 million to $4 million operating loss we had expected."
    "First-quarter revenues from Wyeth's Alavert were down from the sequential fourth quarter because a significant portion of our shipments to Wyeth in Q4 were for packaging for future sale," said Hawley. "Although revenues from Organon's Remeron SolTabs held up quite well in the first quarter, we are seeing the effect of generic competition in the U.S. Revenues from AstraZeneca's Zomig increased sequentially and from the comparable quarter a year ago."
    "While we expected patient enrollment in our Phase III OraVescent Fentanyl clinical trials to begin in the second quarter, we built a sizable cushion into our R&D forecast in the event we were able to commence enrollment ahead of schedule. Although we were able to begin enrollment late in the first quarter, our guidance proved too aggressive and actual spending came in approximately $2.5 million below our estimate," said Hawley.
    "CIMA's cash and available-for-sale securities totaled $115.3 million at March 31, 2004, compared with $110.2 million at December 31, 2003," said Hawley. "Our cash position remains stable and strong, and we concluded the quarter with no debt on our balance sheet."
    Because CIMA recognized the remaining federal tax benefits from prior net operating losses in the fourth quarter of 2003, the Company's effective tax rate for the first quarter of 2004 was the normalized 37.5 percent rate expected to be applied going forward to pretax income before merger-related expenses.

    Business Outlook

    In light of CIMA's impending merger with Cephalon, the Company will not be providing financial guidance for the second quarter of 2004. Looking at the full year, however, CIMA expects revenue derived from its partner-based collaborative business to decline in 2004, based on three factors: 1) Shipments of Alavert to Wyeth are expected to be lower in 2004, reflecting unfavorable comparisons with the product's launch year in 2003; 2) The introduction of a generic version of Remeron SolTabs in the United States will have an adverse effect on revenues from Organon; 3) AstraZeneca's decision to move Zomig to an independent distributor will cause royalty revenue from this partner to decline, as the selling price on which CIMA derives royalties will be lower. Revenue from products the Company currently expects its partners to launch in 2004 will partially offset the anticipated decline in partner-based revenue. Furthermore, had CIMA not entered into merger negotiations, the Company believes it would have signed an agreement with a licensing partner for OraVescent Fentanyl in 2004, which would have more than offset these factors.
    Concluded Ratoff, "Our collaborative pipeline is strong, and OraVescent Fentanyl is moving toward launch as planned. CIMA's collaborative drug pipeline now includes a total of 16 partner-driven products, 11 of which have been announced. We continue to expect Alamo and Schwarz product launches in 2004, with an additional four to six partner launches possible in 2005. We anticipate seeing the majority of the products currently in our pipeline commercially launched by the end of 2006. CIMA continues to be encouraged by the prospects for its business."

    Stockholders' Meeting

    The merger agreement between CIMA and Cephalon requires CIMA to have a meeting of its stockholders to vote on the proposed merger on or before June 29, 2004. As a result, CIMA's board of directors has established the close of business on Friday, May 14, 2004 as the record date for such a meeting to be held on June 15, 2004. As previously announced, the Federal Trade Commission is still reviewing the transaction and the Company is not providing any information about that process at this time. If the merger has not been cleared by June 15, 2004, the meeting may be postponed.

    GAAP to Pro Forma Reconciliations

    The following tables reconcile pro forma operating income, pro forma net income, and pro forma net income per diluted share to those reported under generally accepted accounting principles for the three-month periods ended March 31, 2004 and 2003.


GAAP operating income to Pro Forma operating income

           (In millions of dollars)               Q1     Q1      Q4
                                                 2004   2003    2003
----------------------------------------------------------------------
GAAP operating income (loss)                      0.2    3.9   (10.6)
----------------------------------------------------------------------
Add back: merger-related expenses                 1.2      -    13.7
----------------------------------------------------------------------
Pro forma operating income                        1.4    3.9     3.1
----------------------------------------------------------------------



GAAP net income to Pro Forma net income (effective tax rate of 37.5%)

(In millions of dollars, except per-share amounts)   Q1     Q1    Q4
                                                    2004   2003  2003
----------------------------------------------------------------------
GAAP net income (loss)                                0.1   3.2  (9.8)
----------------------------------------------------------------------
Add back: merger-related expenses                     1.2     -  13.7
----------------------------------------------------------------------
Less: tax benefit as reported                           -     -  (0.2)
----------------------------------------------------------------------
Add back: tax expense as reported                     0.8   1.8     -
----------------------------------------------------------------------
Less: tax expense at 37.5%                           (0.8) (1.8) (1.4)
----------------------------------------------------------------------
Pro forma net income                                  1.3   3.1   2.3
----------------------------------------------------------------------
Pro forma net income per diluted share               0.08  0.21  0.16
----------------------------------------------------------------------


    First-Quarter Conference Call and Replay

    CIMA will review its first-quarter operating results in a conference call at 4:30 p.m. ET today. A replay of the conference call will be available for one week by dialing (719) 457-0820 and providing the 519244 confirmation code. Investors also can listen to the conference call by visiting the Company's website, www.cimalabs.com. The call will be archived on this site.

    About CIMA LABS

    CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, orally disintegrating drug delivery technologies, OraSolv(R) and DuraSolv(R). Based on its technologies, an active drug ingredient, which the Company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. The Company develops and manufactures orally disintegrating versions of drugs for pharmaceutical company partners for which CIMA currently produces three branded prescription pharmaceuticals and three over-the-counter brands. CIMA also is developing proprietary products utilizing its orally disintegrating technologies, as well as its new OraVescent(R) enhanced absorption, transmucosal drug delivery system.

    Safe Harbor Statement

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the Company's proposed merger with Cephalon, Inc., the timing of the introduction of new products incorporating CIMA's technologies, the future success of products marketed by CIMA's partners and CIMA's expected effective tax rate. A number of factors could cause actual results to differ materially from CIMA's assumptions and expectations. These factors include the successful completion of feasibility projects, consumer acceptance of products incorporating CIMA's technologies, the receipt of firm orders for these products, the success of pharmaceutical companies in marketing products incorporating CIMA's technologies, production costs, production yields, agreeing to commercial terms with pharmaceutical companies for new collaborative development and license agreements, capacity utilization of product development and manufacturing resources, the outcome of tests in humans of proposed products, returns on investments, and recognition of income tax benefits. Additional factors that may cause actual results to differ from CIMA's assumptions and expectations include those set forth under the heading "Factors That Could Affect Future Results" included in CIMA's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. These forward-looking statements speak only as of the date on which they are made. CIMA disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                    Condensed Financial Statements
                   (in thousands, except per-share)

                                                         Unaudited
                                                          For the
                                                    Three Months Ended
                                                          March 31,
                                                      ----------------
                                                        2004     2003
                                                      ------- --------
Revenues:
  Net sales                                           $9,547  $10,068
  Product development fees and
      licensing                                        1,713    1,603
  Royalties                                            4,434    5,002
                                                      ------- --------
                                                      15,694   16,673
                                                      ------- --------
Operating expenses:
  Cost of goods sold                                   6,658    7,768
  Research and product
     development                                       4,700    2,507
  Selling, general and
      administrative                                   2,926    2,534
  Merger-related                                       1,212        -
                                                      ------- --------
                                                      15,496   12,809
                                                      ------- --------

Operating income                                         198    3,864

Other Income                                             614    1,066
                                                      ------- --------

Income before provision for income taxes                 812    4,930
Provision for income taxes                               759    1,772
                                                      ------- --------

Net income                                               $53   $3,158
                                                      ======= ========


Net income per share:
  Basic                                                 $.00     $.22
  Diluted                                               $.00     $.22

Weighted average shares outstanding:
  Basic                                               14,552   14,282
  Diluted                                             14,971   14,636


                      Selected Balance Sheet Data
                            (in thousands)


                                                March 31, December 31,
                                                   2004       2003
                                                (unaudited) (audited)
Cash, cash equivalents and available-for-sale
 securities - current & non-current               $115,298   $110,157
Trade accounts receivable, net                       8,952     14,686
Inventories, net                                     7,676      7,289
Property, plant & equipment, net                    80,097     78,112
Deferred tax assets, net                            14,331     14,008
Total assets                                       231,991    230,268
Current liabilities                                 15,053     15,689
Stockholders' equity                               216,938    214,579

    CONTACT: CIMA LABS INC.
             James Hawley, 952-947-8700
             investorrelations@cimalabs.com
             or
             Sharon Merrill Associates, Inc.
             Ehren Lister, 617-542-5300
             elister@investorrelations.com